_____ Number	Rule 424(b)(3) 333-177513 No. of ADSs: Each ADS represents One Share CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

LATAM AIRLINES GROUP S.A.

(Incorporated under the laws of the Republic of Chile)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that                         is the registered owner (a "Holder") of _____________ American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one ordinary share (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of LATAM Airlines Group S.A., a corporation organized under the laws of the Republic of Chile (the "Company"), deposited under the Deposit Agreement dated as of October 28, 2011 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)  Issuance of ADRs; Pre-Release.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) in accordance with the next paragraph hereof.

In its capacity as Depositary, the Depositary shall not lend Shares or ADSs; provided, however, that the Depositary may (i) issue ADSs prior to the receipt of Shares and (ii) deliver Shares prior to the receipt of ADSs for withdrawal of Deposited Securities, including ADSs which were issued under (i) above but for which Shares may not have been received (each such transaction a "Pre-Release"). The Depositary may receive ADSs in lieu of Shares under (i) above (which ADSs will promptly be canceled by the Depositary upon receipt by the Depositary) and receive Shares in lieu of ADSs under (ii) above. Each such Pre-Release will be subject to a written agreement whereby the person or entity (the "Applicant") to whom ADSs or Shares are to be delivered (a) represents that at the time of the Pre-Release the Applicant or its customer owns the Shares or ADSs that are to be delivered by the Applicant under such Pre-Release, (b) agrees to indicate the Depositary as owner of such Shares or ADSs in its records and to hold such Shares or ADSs in trust for the Depositary until such Shares or ADSs are delivered to the Depositary or the Custodian, (c) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or ADSs, and (d) agrees to any additional restrictions or requirements that the Depositary deems appropriate. Each such Pre-Release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, terminable by the Depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs and Shares involved in such Pre-Release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may also set limits with respect to the number of ADSs and Shares involved in Pre-Release with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with Pre-Release transactions, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and that were not issued in violation of any pre-emptive or similar rights of the holders of outstanding securities of the Company, that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2)  Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR, provided that the Depositary may deliver Shares prior to the receipt of ADSs for withdrawal of Deposited Securities, including ADSs which were issued under (1) above but for which Shares may not have been received (until such ADSs are actually deposited, "Pre-released Shares") only if all the  conditions in (1) above related to such Pre-Release are satisfied).  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

For purposes of tax rulings dated January 29, 1990 and October 1, 1999 issued by the Chilean Servicio de Impuestos Internos regarding certain tax matters relating to American depositary shares and American depositary receipts, the acquisition value of any Share or other Deposited Security upon its withdrawal by a Holder upon surrender of the corresponding ADSs shall be the highest reported sales price of such Share or other Deposited Security on the Bolsa de Comercio de Santiago, Bolsa de Valores (the “Santiago Stock Exchange”) on the day on which the transfer of such Share or other Deposited Security from the Depositary to such Holder is recorded on the books of the Company's share registrar.  In the event that the Shares or other Deposited Securities are not then traded on the Santiago Stock Exchange, such value shall be the highest reported sales price on the principal stock exchange or other organized securities market in Chile on which such Shares or other Deposited Securities are then traded.  In the event that no such sales price is reported on the day on which such transfer is recorded on the books of the Company's share registrar, such value shall be deemed to be the highest sales price reported on the last day on which such sales price was reported; provided, however, that if such day is more than 30 days prior to the date of such transfer, such price shall be increased (or decreased) by the percentage increase (or decrease) over the corresponding period in the Chilean consumer price index as reported by the pertinent governmental authority of Chile.  Notwithstanding the foregoing, in the event that the exchanged Shares are sold by the Holder on a Chilean stock exchange on the same day on which the transfer is recorded on the books of the Company's share registrar or within two Chilean business days prior to the date on which the sale is recorded on those books, the acquisition price of such exchanged Shares shall be the price registered in the invoice issued by the stockbroker that participated in the sale transaction.

(3)  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System.  Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities, of any applicable laws and the rules of the DCV and the terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

(5)  Taxes.  (a) If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary will forward to the Company such information from the ADR Register maintained by it in its capacity as depositary hereunder as the Company may reasonably request to enable the Company to file any necessary reports with governmental authorities or agencies that are required in order to enable Holders to benefit from any applicable tax withholding treaties.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(b)      In the event the definitive amount of any taxes or other governmental charges that may be payable in respect of the Deposited Securities is known by the Company at the time any distribution is made in respect of such Deposited Securities, the Company shall (i) withhold, and pay over to the appropriate governmental authority, such definitive amount, or (ii) instruct the Depositary (with a copy to the Custodian) as to such withholding, including such known definitive amount, and the Depositary shall cause the Custodian to withhold, and pay over to such governmental authority, such definitive amount.

(c)      In the event the definitive amount of any taxes or other governmental charges that may be payable in respect of the Deposited Securities is not known by the Company at the time any distribution is made in respect of such Deposited Securities (e.g., in the event of a provisional withholding tax), the Company shall (i) calculate (A) the maximum amount of taxes or other governmental charges that may be payable in respect of such distribution (the “Maximum Tax Amount”), and (B) the amount of the tax or other governmental charge that is then known and required to be paid in respect of such distribution (the “Provisional Tax Amount”), and (ii) either (A) withhold from such distribution the Maximum Tax Amount, or (ii) instruct the Depositary (with a copy to the Custodian) as to such withholding, including the calculated Maximum Tax Amount and Provisional Tax Amount, and the Depositary shall cause the Custodian to withhold from such distribution the Maximum Tax Amount.  Notwithstanding anything herein to the contrary, if the Company fails to specify the Maximum Tax Amount in its instruction to the Depositary pursuant to the preceding sentence, the Depositary may calculate the Maximum Tax Amount in consultation with Chilean counsel and cause the Custodian to withhold the Maximum Tax Amount so calculated.  After withholding the Maximum Tax Amount, the Company or the Custodian (at the instruction of the Depositary), as applicable, shall (x) pay over to the appropriate governmental authority the Provisional Tax Amount and (y) hold in escrow in a non-interest bearing account the remaining portion of the Maximum Tax Amount not paid over to the governmental authorities (the “Escrow Amount”) pending final determination by the Company of the definitive amount of the taxes or other governmental charges that are payable in respect of that distribution (the “Final Tax Amount”).

(d)      If, upon the final determination by the Company of the Final Tax Amount in respect of a distribution, additional taxes or governmental charges are payable (including, without limitation, any interest and penalties that may be levied) in respect of such distribution in excess of the Provisional Tax Payment (such excess, the “Additional Tax Amount”), the Company shall, as applicable, (i) remit from the Escrow Amount (A) to the applicable tax authorities the Additional Tax Amount, and (B) to the Custodian, for distribution to the Holders as of the applicable ADS record date for that distribution, the balance of the Escrow Amount, if any, or (ii) inform the Depositary (with a copy to the Custodian) of the Additional Tax Amount and the Depositary shall cause the Custodian to remit from the Escrow Amount (A) to the applicable tax authorities, the Additional Tax Amount, and (B) to the Holders as of the applicable ADS record date for that distribution, the balance of the Escrow Amount, if any.  Any distribution of the Escrow Amount to Holders pursuant to the preceding sentence shall be made in accordance with the terms, and subject to the conditions, of the Deposit Agreement.

(e)      If, upon the final determination by the Company of the Final Tax Amount in respect of a distribution, the Provisional Tax Amount exceeds the Final Tax Amount, the Company or the Custodian (at the instruction of the Depositary), as applicable, shall (i) use reasonable efforts to reclaim from the applicable tax authorities the excess of the Provisional Tax Payment over the Final Tax Amount, and (ii) remit the amount of such excess and the balance of the Escrow Amount (if any) to (A) the Depositary for distribution the Holders as of the applicable ADS record date for that distribution (if the Escrow Amount is being held by the Custodian), or (B) the Custodian for remittance to the Depositary for distribution to such ADS Holders as of the applicable ADS record date (if the Escrow Amount is being held by the Company), in each case, in accordance with the terms, and subject to the conditions, of the Deposit Agreement.

(f)      If, upon the final determination of the Final Tax Amount in respect of a distribution, the Final Tax Amount exceeds the Maximum Tax Amount, the amount of such tax deficiency shall be payable by the Holders and beneficial owners of ADSs (as of the applicable ADS record date for that distribution) to the Depositary for payment of the applicable tax deficiency.  The Depositary may refuse to effect any transfer of ADSs, or split-up or combination of any ADR(s) or any withdrawal of Deposited Securities represented by ADSs until such payment is made, and may withhold any dividends or other distributions, and may sell for the account of the Holders and beneficial owners of ADSs any part or all of the Deposited Securities represented by ADSs, and may apply such dividends or other distributions and the proceeds of any such sale in payment of the balance of such tax or other governmental charge that is due, the Holders and beneficial owners of ADSs remaining liable for any deficiency.

(g)      The Depositary shall cause the Custodian to take all actions required or necessary in order for the Depositary to fulfill its obligations under this paragraph (5).  No interest shall be payable in respect of any amounts held by the Company, the Depositary or the Custodian under the terms of this paragraph (5).  None of the Company, the Depositary or the Custodian shall incur any liability in respect of any funds payable, held or remitted pursuant to this paragraph (5) for losses that may be incurred as a result of currency fluctuations.

(h)      The Company will notify the Depositary as soon as a change in any applicable tax law or regulation applicable to Shares, Share ownership, or Deposited Securities is in place in the Republic of Chile.

(6) Disclosure of Interests; Compliance with Provisions of Chilean Law.  To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Depositary agrees to forward, upon the request and at the expenses of the Company, such reasonable Company instructions to the Holders, and at the Company's expense, to promptly forward to the Company any responses thereto received by the Depositary.  The Company reserves the right to instruct Holders to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions.   The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder.

Pursuant to Circular Letter N° 1.375 of the SVS dated February 12, 1998, Holders are deemed, for certain purposes of Chilean law, to be treated as holders of Deposited Securities. Accordingly, Holders shall, as a matter of Chilean law, be obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law 18,045 of Chile and applicable SVS regulations.   Article 12 requires, among other things, that Holders and beneficial owners of ADSs who directly or indirectly own 10% or more of the total share capital of the Company (or who may attain such percentage ownership through an acquisition of shares), or the directors, liquidators, principal executives or managers of such Holders or beneficial owners of ADSs, must report to the SVS and the stock exchanges in Chile on which the Shares are listed:

(a)      any direct or indirect acquisition or sale of ADRs; and

(b)      any direct or indirect acquisition or sale of any contract or security whose price or results depend on or are conditioned in whole or in part on the price of the Company’s shares.

The information must be provided not later than the day following the effectiveness of the acquisition or sale.

Article 54 requires, among other things, that any Holder or beneficial owner of ADSs intending to acquire control, directly or indirectly (as defined in Title XV of Law 18,045) of the Company (a) send a written notice of such intention to the Company, to the Company’s controllers, to companies controlled by the Company,  to the SVS and to the stock exchanges in Chile on which the Shares are listed, and, (b) publish a notice of such intention in two newspapers in Chile and on the Company’s website. Such written communications and publications must be made at least ten business days prior to the date of intended acquisition of control or as soon as negotiations pursuing control have been formalized or confidential documentation of the Company has been provided. Within two business days following the acquisition of control, the Holder must publish a notice in the same newspapers in which the intention of control was published and send written communications to the same entities listed in clause (a) above.

(7)  Charges of Depositary.  The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs, to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10)), whichever is applicable (i) a fee of U.S.$0.05 or less per ADS for any Cash distribution made pursuant to the Deposit Agreement, (ii) a fee of U.S.$1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of the Depositary's agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

(8)  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission").  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By ..................................................
Authorized Officer

The Depositary's office is located at 1 Chase Manhattan Plaza, Floor 58 , New York, NY, 10005-1401

[FORM OF REVERSE OF ADR]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(11)  Record Dates.  The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(12)  Voting of Deposited Securities.  Upon receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall, if requested in writing by the Company, as soon as practicable thereafter, mail to the Holders a notice, the form of which notice shall be approved by the Company, which shall contain (a) such information as is contained in such notice of meeting or solicitation of consents or proxies received by the Depositary from the Company, (b) a statement that the Holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of Chilean law or regulations, the Estatutos and the provisions of or governing Deposited Securities (which provisions, if any, shall have been summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective ADSs and (c) a statement as to the manner in which such instructions may be given, including an express indication that,  such instructions may be given or, if applicable, deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Board of Directors of the Company. Upon the written request of a Holder of an ADR on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the ADSs evidenced by such ADR in accordance with the instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to such Shares or other Deposited Securities other than in accordance with such instructions or deemed instructions.  If (i) the Company made a request to the Depositary as contemplated by the first sentence of this paragraph (12) and complied with the following paragraphs of this paragraph (12) and (ii)  no instructions are received by the Depositary from a Holder with respect to any of the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Board of Directors of the Company with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by the Board of Directors of the Company to vote such Deposited Securities, provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Board of Directors of the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing, if applicable) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Shares.

Notwithstanding anything to the contrary contained herein, with respect to each meeting of shareholders, the Depositary shall not be obligated to give any such deemed instruction unless and until the Depositary has been provided with an opinion of counsel to the Company, which opinion shall initially be provided on the signing of the Deposit Agreement, in form and substance satisfactory to the Depositary, to the effect that (i) the Deposit Agreement is valid, binding and enforceable against the Company and the Holders and holders of beneficial interests in ADRs, (ii) the giving of such deemed instruction does not subject the Depositary to any reporting obligations in the Republic of Chile, (iii) the giving of such deemed instruction will not result in a violation of Chilean law, rule, regulation or permit, (iv) the voting arrangement and deemed instruction as contemplated herein will be given effect under Chilean law, law, rules and regulations, (v) the Depositary will not be deemed to be authorized to exercise any discretion when voting in accordance with the terms of this paragraph (12) under Chilean law, rules and regulations and (vi) the Depositary will not be subject to any liability under Chilean law, rules or regulations for losses arising from the exercise of the voting arrangements set forth in this paragraph (12).  If after the date such opinion is delivered to the Depositary and prior to the meeting date the Company is advised by counsel that there has occurred a change in Chilean law such that the foregoing opinion could no longer be rendered favorably in whole or in part, the Company shall promptly notify the Depositary of such change and the Holders shall thereafter not be deemed to have given any such instruction.  The Company agrees to direct its counsel to inform it of any such changes in Chilean law.

To the extent Holders are deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Board of Directors of the Company with respect to any Deposited Securities and the Depositary give such discretionary proxy to a person designated by the Board of Directors of the Company, the Company shall report the existence thereof at the relevant shareholder meeting.

In order to give Holders a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if the Company will request the Depositary to act under the preceding paragraph, the Company shall give the Depositary notice of any such meeting not less than 30 days prior to the meeting date. There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.  Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

(13)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)  Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if any present or future law, rule, regulation, fiat, order or decree of the United  States, the Republic of Chile or any other country, or of any governmental or regulatory authority (including any action by the Central Bank) or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the Deposit Agreement or this ADR, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that (A) the Custodian has been determined by a final non-appealable judgment of a court of competent jurisdiction to have (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary  as determined in accordance with the standards prevailing in the Republic of Chile and (B) the Company or the Holders have incurred direct damages as a result of such act or omission to act on the part of the Custodian.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in an ADS about the requirements of Chilean law, rules or regulations or any changes therein or thereto. Any summary of Chilean laws and regulations and of the terms of the Company’s Estatutos set forth in the Deposit Agreement (including the ADRs) have been provided by the Company solely for the convenience of Holders.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast (provided that any such action or non-action is in good faith) or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any governmental or agency approval or license required for any currency conversion, transfer or distribution.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.  None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and beneficial owners on account of their ownership of the ADRs or ADSs. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of this Deposit Agreement or for the failure or timeliness of any notice from the Company.  Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances.  Neither the Depositary nor any of its agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by no less than 60 days prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)  Amendment.  Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).

(17)  Termination.  The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company's notice of removal was first provided to the Depositary.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18) Appointment.  Each Holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

(19) Waiver.  EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).